Form 10-K, Exhibit 13
period 1996-12-31
FIRST NORTHERN CAPITAL CORP
filed 1997-03-31
CIK 1002213

SELECTED FINANCIAL HIGHLIGHTS
-----------------------------------------------------------------------------
(Dollars in thousands except per share amounts and Key Ratios and Other Data) All information has been restated to reflect the December 20, 1995, reorganization of the Savings Bank into a unitary holding company structure; the 1994 acquisition of Prime Federal Bank, FSB; the 1992 acquisition of New London Savings and Loan Association in pooling of interests transactions; and the two-for-one stock split on September 18, 1992.

OPERATING RESULTS FOR YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------
                                1996      1995      1994      1993      1992
                              --------- --------- --------- --------- ---------
Interest Income                 $41,876   $39,025   $35,409   $37,760   $42,878
Interest Expense                 23,203    22,036    16,854    17,903    23,235
Net Interest Income              18,673    16,989    18,555    19,857    19,643
Provision for Loan Losses           370       240       145       539       538
Non-Interest Income               2,686     3,210     2,258     2,700     1,893
Non-Interest Expense             15,939(1) 12,651    13,278    12,016    11,831
Income Before Change
  in Accounting                   3,283(1)  4,590     4,198(2)  6,050     5,596
Net Income                        3,283(1)  4,590     4,198(2)  6,520     5,596
Income Per Share Before
  Change in Accounting - Primary    .72(1)    .99       .91(2)   1.33      1.25
Net Income Per Share - Primary      .72(2)    .99       .91(2)   1.43      1.25
Dividends Declared (Historical)     .60       .56       .52       .48       .36

(1) Non-interest expense increased from the one-time special SAIF assessment of $2,856,000; net income and income per share were decreased by the one-time special SAIF assessment of by $1,733,000 or $.39 per share.
(2) Net income and income per share were decreased by $691,000 or $.15 per share from merger related expenses.

FINANCIAL POSITION AT DECEMBER 31
------------------------------------------------------------------------------
Assets                         $615,503  $553,467  $546,923  $504,952  $499,545
Securities Available-for-Sale     7,472     4,991     4,861       492       469
Securities Held-to-Maturity      25,908    23,388    22,210    38,949    31,733
Loans Receivable                553,995   500,535   497,061   424,234   405,172
Loans Held for Sale               2,532     2,989              18,419    10,566
Deposits                        458,323   449,954   423,793   421,852   420,633
Borrowings                       77,272    21,000    42,900     3,223     5,783
Stockholders' Equity             70,224    72,579    70,007    66,963    61,524
Book Value Per Share              16.01     15.93     15.57     15.12     14.13
Shares Outstanding,
 Net of Treasury Stock            4,387     4,555     4,495     4,428     4,355

KEY RATIOS & OTHER DATA AT OR FOR THE YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------
Interest Rate Spread Information:
  Weighted Average Interest Rates
   Loans/Investments Yield          7.46%     7.39%     7.01%     7.10%    8.13%
   Cost of Money                    4.60%     4.63%     4.23%     3.78%    4.55%
   Spread at December 31            2.86%     2.76%     2.78%     3.32%    3.58%
Average Spread Earned During
  the Year                          2.86%     2.69%     3.29%     3.64%    3.57%
Non-performing Assets to
  Total Assets                       .15%      .10%      .12%      .17%     .24%
Return on Average Assets             .56%(1)   .83%      .81%     1.30%    1.11%
Return on Average Stockholders'
  Equity                            4.61%(1)  6.43%     6.09%    10.12%    9.90%
Stockholders' Equity to
  Total Assets                     11.41%    13.11%    12.80%    13.26%   12.32%
Net Interest Margin                 3.31%     3.17%     3.71%     4.09%    4.06%
Number of Offices                  20        20        20        23       23
Number of Employees -
  Full-Time Equivalents           214       213       206       211      198

(1)Excluding one-time special SAIF assessment, Return on Average Assets would be .86% and Return on Average Stockholders' Equity would be 6.91%.