Form 10-K, Exhibit 13
period 1996-12-31
FIRST NORTHERN CAPITAL CORP
filed 1997-03-31
CIK 1002213

COMMON STOCK PRICES AND DIVIDENDS
The common stock of First Northern Capital Corp. is traded on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") under the symbol "FNGB." Information in this section has been restated for 1992 to give retroactive effect to the Company's 1992 two-for-one stock split in the form of a 100% stock dividend.

As of February 28, 1997, there were 4,424,335 shares of common stock outstanding and approximately 2,544 stockholders of record of the Company's common stock. The chart below represents the cash dividends paid for each of the stated quarters.


                               CASH DIVIDENDS PAID
1QUARTER            1997*     1996      1995      1994     1993     1992
                   ------    ------    ------    ------   ------   ------
1st Quarter         $.16        $.15     $.14      $.13     $.12     $.08
2nd Quarter           --         .15      .14       .13      .12      .08
3rd Quarter           --         .15      .14       .13      .12      .10
4th Quarter           --         .15      .14       .13      .12      .10
                    ----        ----     ----      ----     ----     ----
Total                 --        $.60     $.56      $.52     $.48     $.36
                   =====       =====     =====     ====     =====   =====

* The Company's Board of Directors raised the regular quarterly cash dividend from $.15 to $.16 per share, a 6.7% increase, which was paid on February 14, 1997 to stockholders of record on January 30, 1997.

      The Company anticipates that it will continue to pay quarterly cash dividends on its common stock, although there can be no assurance that payment of such dividends will continue. The payment of dividends in the future is discretionary with the Company's Board of Directors and will depend on the Company's operating results and financial condition, regulatory limitations, tax considerations and other factors.

      Interest on deposit accounts will be paid prior to payment of dividends on the Company's common stock. Earnings appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used to pay cash dividends without the payment of federal income taxes on the amounts removed from the reserves for such purpose at the then current income tax rate. See Note H to the consolidated financial statements.

                        COMMON STOCK TRADING PRICE RANGE
                          (High and Low Sales Price)

               1996            1995          1994         1993         1992
            -----------   -------------- ------------  ----------- ------------
            HIGH  LOW     HIGH     LOW   HIGH   LOW    HIGH    LOW  HIGH  LOW
            ---- -----    ----    ------ ----  ------  ----    ---  ----  ---
1st Quarter 161/4 15 1/8  13 3/4  11 3/4 151/2 12 3/4  15     131/4 101/2 83/8
2nd Quarter 161/2 15 1/8  14 1/4  13     141/2 12 3/4  15 1/4 121/2 111/4 101/4
3rd Quarter 171/2 15 1/8  16 7/8  13 1/4 15    131/4   15 1/2 131/4 131/2 111/8
4th Quarter 19    16      16 1/2  14 3/4 141/4 11 3/4  15 3/4 141/2 141/4 111/2


During the first two months of 1997, the Company's common stock price quotation ranged between $18.75 and $16.25 per share, and closed on February 28, 1997 at $18.625 per share.