Form 10-K, Exhibit 13
period 1996-12-31
FIRST NORTHERN CAPITAL CORP
filed 1997-03-31
CIK 1002213

1996 MD&A

OVERVIEW
On December 20, 1995, First Northern Savings Bank, S.A. (the "Savings Bank"), a Wisconsin chartered capital stock savings and loan association, reorganized into a unitary savings and loan holding company (the"Reorganization") structure becoming a wholly-owned subsidiary of First Northern Capital Corp. (the "Company" or "First Northern"). At that date, each outstanding share of the Savings Bank's common stock was converted into one share of the Company's common stock. Consequently, the holders of all the outstanding stock of the Savings Bank acquired the same proportionate ownership interest in First Northern as they had held in the Savings Bank. The consolidated capital, assets, liabilities, income and other financial data of First Northern immediately following the Reorganization were substantially the same as those of the Savings Bank immediately prior to consummation of the Reorganization. The discussion below reflects the accounts and operations of the Company since December 20, 1995 and the accounts and operations of the Savings Bank and its wholly-owned subsidiaries for the entire periods discussed. The Reorganization was effected to provide greater flexibility in meeting its future financial and competitive needs.

On April 28, 1994, Prime Federal Bank, FSB, De Pere, Wisconsin ("Prime Federal") merged with and into the Savings Bank. For every Prime Federal common share outstanding, the Savings Bank exchanged 2.8275 shares of Savings Bank's common stock. The acquisition was accounted for as a pooling of interests.

The Savings Bank is the only direct subsidiary of the Company and its operations are the primary contributor to the Company's earnings and expenses. The Savings Bank's business consists primarily of attracting deposits from the general public and originating loans throughout its Northeastern Wisconsin branch network. Great Northern Financial Services Corporation ("GNFSC"), a wholly-owned subsidiary of the Savings Bank, offers full brokerage services to the public, through a network agreement with a registered broker-dealer, and sells tax deferred annuities, credit life and disability insurance. Another wholly-owned Savings Bank subsidiary, First Northern Investments, Inc. ("FNII"), manages a majority of the Savings Bank's investments. The Savings Bank also owns 50% of Savings Financial Corporation ("SFC"), which originates, sells and services automobile loans to its parent corporations.

CAUTIONARY FACTORS
The Annual Report contains various forward-looking statements concerning the Company's prospects that are based on the current expectations and beliefs of Management. Forward-looking statements may also be made by the Company from time to time in other reports and documents as well as oral presentations. When used in written documents or oral statements, the words "anticipate," "believe," "estimate," "expect," "objective" and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Company's control, that could cause the Company's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Company: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Savings Bank's loan and investment portfolios and the investment portfolio of FNII.

BALANCE SHEET ANALYSIS
LIQUIDITY. The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, advances from the Federal Home Loan Bank (the "FHLB") of Chicago, and, to a lesser extent, maturities of investment securities and short-term investments, sales of mortgage loans, repurchase agreements, and operations. While scheduled loan repayments and maturing investments are a relatively predictable source of funds, deposit flows and loan prepayments are influenced to a great extent by interest rates, general economic conditions, and competition.

Federal regulations historically have required First Northern to maintain minimum levels of liquid assets such as cash, certain time deposits, U.S. government and agency securities, and other obligations generally having remaining maturities of less than five years. Liquidity requirements have varied from time to time based upon economic conditions and deposit flows, and they are currently 1% (short-term liquidity ratio) and 5% (total liquidity ratio) of the preceding calendar month's average net withdrawable deposits and borrowings payable on demand or in one year or less. The Company's short-term and total liquidity ratios at December 31, 1996 were 3.04% and 5.97%, respectively, and 4.62% and 6.90%, respectively, at December 31, 1995. Short-term and total liquidity ratios decreased at year-end 1996 as compared to year-end 1995 as a result of funding loan originations.

Liquidity management is both a daily and long-term responsibility of Management. The Company adjusts its investments in liquid assets based upon Management s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and (iv) the objectives of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and short-term U.S. government and agency obligations. If the Savings Bank requires funds beyond its ability to generate them from operations, it can borrow from the FHLB of Chicago (See "Borrowings").

INVESTMENT AND MORTGAGE-RELATED SECURITIES. A substantial portion of the Company's investment securities (approximately $24.6 million at December 31, 1996 and $23.5 million at December 31, 1995) are held and managed by FNII, a wholly-owned investment subsidiary of the Savings Bank. The following table sets forth the composition of First Northern s investment and mortgage-related securities portfolio:

                                  INVESTMENT AND MORTGAGE-RELATED SECURITIES
                                              PORTFOLIO COMPOSITION
                                                 AT DECEMBER 31
                                   -----------------------------------------
                                          1996                   1995
                                   --------------------  -------------------
                                              Percent               Percent
                                    Carrying    of        Carrying   of
                                      Value    Total       Value    Total
                                   --------- ---------   --------- ---------
                                            (Dollars in Thousands)

Interest-earning deposits           $  1,598    4.57%    $    82     .28%

Securities available-for-sale:
  U.S. government securities           2,517    7.20       1,018    3.58
  Federal agency obligations           1,985    5.67       1,004    3.53
  Mortgage-related securities          1,837    5.25       2,013    7.07
  Asset Management fund                  471    1.35         455    1.60
  FHLMC stock                            662    1.89         501    1.76
                                    --------  ------     -------  ------
    Total securities
       available-for-sale              7,472   21.36       4,991   17.54

Securities held-to-maturity:
  U.S. government securities           3,004    8.59      10,073   35.39
  Federal agency obligations          13,579   38.82       9,291   32.65
  Mortgage-related securities          9,325   26.66       4,024   14.14
                                    --------  ------     -------  ------
    Total securities
       held-to-maturity               25,908   74.07      23,388    82.18
                                    --------  ------     -------   ------
Total                                $34,978  100.00%    $28,461   100.00%
                                    ========  ======     =======   ======

Interest-earning deposits increased $1,516,000 in 1996 as a result of year-end maturing securities being placed in an overnight fund before being reinvested into investment securities.

Both the securities available-for-sale and securities held-to-maturity dollars increased in 1996 as compared to 1995 as a result of reinvesting the interest earned on the investment portfolio into additional securities and borrowing approximately $5.0 million for investment in securities. First Northern will generally borrow money and reinvest it in securities (also know as an arbitrage) when it can incrementally improve earnings without undue credit or interest rate risk.

LENDING ACTIVITIES. First Northern has traditionally concentrated on the origination of adjustable and fixed interest rate one- to four-family mortgage and consumer loans. First Northern also originates construction, more than four family residential and commercial real estate loans. Adjustable interest rate mortgage loans are originated for First Northern's portfolio while fixed interest rate mortgage loans, particularly those with terms greater than 15 years, are primarily originated for sale in the secondary mortgage market. However, First Northern retained most of its 15 year fixed interest rate mortgage loan originations in 1996, in its portfolio. At December 31, 1996, approximately 90% of First Northern's mortgage loan portfolio was interest rate adjustable.

First Northern's origination of second mortgage loans, automobile, boat, recreational vehicle and other types of consumer loans, which are generally of shorter maturities than first mortgage loans, enhances the matching of maturities of its assets and liabilities. Second mortgage loans are offered on both a fixed and adjustable interest rate basis; other consumer loans are generally offered on a fixed interest rate basis. First Northern changed its policy in 1995 from offering both a variable and fixed interest rate consumer loan to offering only a fixed interest rate because of (i) increased opportunities for higher interest income and (ii) market acceptance of fixed interest rate consumer loans. At December 31, 1996 and 1995, approximately
35% and 33%, respectively, of First Northern's consumer loan portfolio was interest rate adjustable. A significant dollar amount of second mortgage loans were originated in 1996 with adjustable interest rates.

First Northern originates a variety of adjustable and fixed interest rate mortgage loan products based upon market demands and general economic conditions. Adjustable indexed interest rate mortgage loans at December 31, 1996, contain an interest rate adjustment provision tied to the national monthly median cost of funds ratio for Savings Association Insurance Fund ("SAIF") insured institutions, plus an additional mark-up of 2.75% to 4.00% (the "index") which varies with the mortgage loan product. Interest rates on indexed mortgage loans are adjusted, up or down, on predetermined dates fixed by contract, in relation to and based on the index or market interest rates as of a predetermined time prior to the adjustment date.

Adjustable indexed interest rate mortgage loans have an initial period, ranging from one to five years, during which the interest rate is fixed, with adjustments permitted thereafter, subject to annual and lifetime interest rate caps which vary with the product. Annual limits on interest rate increases are 1% to 2%, while aggregate lifetime interest rate increases over the term of the loan are currently at 6% above the original mortgage loan interest rate.

The following table sets forth First Northern's mortgage and consumer loan originations and purchases:

                                          LOAN ORIGINATIONS AND PURCHASES
                                         DURING THE YEAR ENDED DECEMBER 31
                                        ----------------------------
                                           1996              1995
                                        ---------          ---------
                                                (In Thousands)
Mortgage loans:
  Construction - Residential            $ 26,596           $ 17,325
  Loans on existing property              49,017             38,834
  Refinancing                             35,497             15,122
  Other loans                              2,668              1,216
                                        --------           --------
Total mortgage loans                     113,778             72,497

Consumer loans:
  Consumer                                15,292              8,773
  Second mortgage                         24,871             30,473
  Automobile                              45,722             26,109
  Education                                2,382              2,895
                                        --------           --------
Total consumer loans                      88,267             68,250
                                        --------           --------
Total loans originated and purchased    $202,045           $140,747
                                        ========           ========

The dollar volume of First Northern's mortgage loan originations and purchases substantially increased in 1996 as compared to 1995 as a result of a strong economy in Northeastern Wisconsin which increased loan demand and Management's increased emphasis on loan originations and purchases. First Northern purchased (in the state of Wisconsin) $8.4 million of one family residential and $0.8 million of multi-family and other mortgage loans in 1996, as compared to $2.9 million of one family residential loans in 1995. First Northern purchases loans when loan interest rates provide an opportunity to incrementally add to the profitability of the Company. In addition, mortgage loan refinancings increased as a result of favorable interest rates that were offered on mortgage loans early in 1996.

First Northern's growth in the dollar amount of mortgage loans outstanding was $32.4 million or 8.2% for 1996 as compared to $5.6 million or 1.4% in 1995. The increase in the 1996 mortgage loan portfolio was the result of the increased dollar amount of adjustable indexed interest rate mortgage loans originated and purchased, which First Northern retained in its portfolio.

As part of First Northern's asset and liability management, its general policy, which is subject to review by Management as a result of changing market and economic conditions and other factors, is to retain all adjustable interest rate mortgage loans in its portfolio and to keep up to approximately 20% of the mortgage portfolio in fixed interest rate mortgage loans. At
December 31, 1996, First Northern had approximately $11.6 million or 2.7% of
30 year and $30.0 million or 7.0% of 15 year fixed interest rate mortgage loans in its mortgage loan portfolio, compared to approximately $8.5 million or 2.2% of 30 year and $27.1 million or 6.9% of 15 year fixed interest rate mortgage loans at December 31, 1995.

In 1996, First Northern sold $11.1 million of fixed interest rate mortgage loans as compared to $11.6 million in 1995.

Consumer loan originations and purchases increased in 1996 as compared to 1995 primarily as a result of increased originations by SFC and increased loan purchases by the Savings Bank from SFC. In 1996, First Northern purchased $38.0 million of automobile loans from SFC as compared to $18.7 million in 1995.
This increase in purchases from SFC was the result of a more active automobile loan market and the expansion of SFC's operations in Northern Wisconsin. SFC originates indirect automobile loans in the state of Wisconsin and sells these loans to First Northern and the other SFC shareholder while retaining the servicing of such loans. The book value of First Northern's investment in SFC as of December 31, 1996 was $27,720.


ASSET QUALITY. First Northern currently classifies any loan on which a payment is 90 days or more past due as non-performing. The following table summarizes non-performing loans and assets:

                                            NON-PERFORMING LOANS AND ASSETS
                                                    AT DECEMBER 31
                                            ---------------------------------
                                                 1996           1995
                                                -------        -------
                                                (DOLLARS IN THOUSANDS)
Non-accrual mortgage loans                        $509           $266
Non-accrual consumer loans                         235            152
                                                  ----           ----
Total non-performing loans                         744            418
Properties subject to foreclosure                  157            113
Foreclosed properties and repossessed assets        32             23
                                                  ----           ----
Total non-performing assets                       $933           $554
                                                  ====           ====

Non-performing loans as a percent of total loans   .13%           .08%
                                                  ====            ===
Non-performing assets as a percent of total assets .15%           .10%
                                                  ====            ===

Total non-performing loans and assets increased moderately in 1996 as compared to 1995 as a result of a modest increase in overall delinquencies. In addition, the level of non-performing loans and assets was historically low in 1995. Management believes non-performing loans and assets at the end of 1996 are still significantly below state and national averages.

Management also believes that allowances for losses on loans, real estate owned and repossessed assets are adequate. While Management uses available information to recognize losses on loans, real estate owned and repossessed assets, future additions to the allowances may be necessary based on changes in economic conditions or regulatory requirements.

A summary of the general loan loss allowances is shown below:

                                            GENERAL LOAN LOSS ALLOWANCES
                                                    AT DECEMBER 31
                                           -------------------------------
                                             1996         1995       1994
                                           -------      -------    -------
                                                  (DOLLARS IN THOUSANDS)
Balance at the beginning
       of the year                          $2,608       $2,400     $2,306
Provisions                                     370          240        145
Loan charge-offs                               (66)         (71)      (147)
Recoveries                                      25           39         45
Adjustment to conform pooled
       companies' fiscal year-ends.                                     51
                                            ------       ------     ------
Balance at the end of the year              $2,937       $2,608     $2,400
                                            ======       ======     ======
Allowance as a percent of
       total loans                             .53%         .52%       .48%
                                               ===          ===        ===
Allowance as a percent of
       non-performing loans                  394.76%      623.92%    439.56%
                                             ======       ======     ======
Allowance as a percent of
       total assets                             .48%         .47%       .44%
                                                ===          ===        ===
Allowance as a percent of
       non-performing assets                 314.79%      470.76%    360.36%

                                             ======       ======     ======

DEPOSITS. Deposits increased $8.4 million or 1.9% in 1996 as compared to $26.2 million or 6.2% in 1995. As of December 31, 1996 deposits totaled
$458.3 million or 84.1% of total liabilities. The deposit increase in 1996 was more consistent with what the Savings Bank has experienced in recent years, prior to 1995. The deposit increase of $26.2 million in 1995 was higher than normal as a result of the popularity of a new deposit product. Competition for deposits in First Northern's market area has and will continue to be very strong.

First Northern establishes savings deposit interest rates to maintain a favorable spread from loan interest rates and to be competitive in each market area. The deposit philosophy has been and continues to be that an increase in deposit dollars will be sought only if the increase is incrementally profitable.

Due to loan demand and competition for retail deposits, First Northern has and will continue to seek alternative sources of funding, including wholesale and jumbo ($100,000 or more) deposits. At the end of 1996, First Northern had obtained $917,000 in wholesale brokered funds and has become more aggressive in obtaining corporate and municipal jumbo deposits. These funds were obtained at a lower cost than retail deposits and this new strategy will be an integral part of the deposit acquisition for 1997.

First Northern believes that the household checking account is the basic account upon which further banking customer relationships can be developed. First Northern incorporated aggressive pricing and marketing of the checking account and has been able to become the "primary financial institution" for many households. To enhance this checking account relationship and to increase non-interest fee income, First Northern introduced the First Northern CheckCard in 1996. The First Northern CheckCard gives a checking account customer the opportunity to access a checking account anywhere in the world where VISA is accepted. In addition, the TYME 24-Hour Teller Card is combined with the First Northern CheckCard for additional customer convenience. First Northern aggressively marketed the First Northern CheckCard by mailing the card to all qualified First Northern checking account customers. This aggressive marketing philosophy resulted in greater customer acceptance and increased product profitability.

First Northern's objective is to create a one-stop family financial banking center by offering a wide selection of checking accounts, short, intermediate and long-term certificates of deposit, insured retirement accounts and mortgage and consumer loans to meet a wide variety of customer needs.

First Northern's brokerage division, established in April, 1995, posted a second straight year of profitability. The brokerage division offers non-insured deposit products, such as tax deferred annuities and, through a network agreement with a registered broker-dealer, mutual funds and brokerage products. The establishment of this division has resulted in increased customer retention and new customer relationships.


BORROWINGS. Historically, First Northern has funded its loan originations from increases in its deposit portfolio and from operations. However, if deposit inflows and operations are not sufficient to fund the lending needs, First Northern will borrow funds. First Northern borrows funds primarily from the FHLB of Chicago with maturity terms that range from overnight to approximately four years (See Notes to Consolidated Financial Statements-- Note G--Borrowings). Management anticipates it will continue to utilize borrowings to fund its growth in interest-earning assets in 1997.

STOCKHOLDERS' EQUITY. First Northern's stockholders' equity to total assets ratio at December 31, 1996 was 11.4%, as compared to 13.1% at December 31, 1995. First Northern employs methods which are intended to increase interest-earning assets and thus reduce the percentage of equity to total assets (known as leveraging). In addition to interest-earning asset growth, the Company has also begun to repurchase its stock. The first stock repurchase program, began in March of 1996 and was completed in September 1996, resulted in the repurchase of 228,467 shares at an average cost of $15.82 per share.
A second stock repurchase program begun in October 1996, authorized the repurchase of 219,057 shares. As of December 31, 1996, a total of 5,000 shares were repurchased in the second stock repurchase program at an average cost of $16.625 per share.

The Wisconsin Department of Financial Institutions---Division of Savings Institutions, which regulates the Savings Bank, requires maintenance of a minimum of 6.00% equity to total assets. In addition, the Office of Thrift Supervision ("OTS") capital rules require the Savings Bank to meet three separate standards: (i) a leverage limit of core capital to total assets if not less than three percent; (ii) tangible capital to total assets of not less than one and one-half percent; and (iii) risk-based capital to risk-weighted assets of eight percent. The Savings Bank meets and exceeds all regulatory capital standards (See Notes to Consolidated Financial Statements---Note I--Stockholders' Equity).


ASSET AND LIABILITY MANAGEMENT
The primary function of asset and liability management is to provide liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. Interest rate risk is the imbalance between interest-earning assets and interest-bearing liabilities at a given maturity or repricing date and is commonly referred to as the interest rate gap (the "gap"). A positive gap exists when there are more assets than liabilities maturing or repricing within the same time frame. A negative gap occurs when there are more liabilities than assets maturing or repricing within the same time frame.

The following chart reflects First Northern's gap position as of December 31, 1996:

                                        CUMULATIVE GAP POSITION
                                 -----------------------------------------
                                          (DOLLARS IN THOUSANDS)
                                 3 MONTHS 4 TO 12  1 TO 5   OVER
                                 OR LESS   MONTHS  YEARS  5 YEARS  TOTAL
                                -------------------------------------------
Interest-earning assets:
  Mortgage loans (a)            $  76,132 $218,372$110,716 $16,108 $421,328
  Consumer loans (b)               38,590   59,423  39,836   1,304  139,153
  Investment securities(c)          8,082    4,999  12,279           25,360
  Mortgage-related securities(d)      263    1,102   7,389   2,399   11,153
  Interest-earning deposits         1,598                             1,598
                                 -------- -------- ------- -------  -------
     Total rate-sensitive assets  124,665  283,896 170,220  19,811  598,592

Interest-bearing liabilities:
   Passbook accounts (e)            5,168   10,757  10,859  30,570   57,354
   NOW & variable rate insured
     Money market accounts (e)     46,604   16,433  14,335  26,879  104,251
   Time deposits (e)               57,306  170,617  66,441          294,364
   Advance payments by borrowers
     for taxes and insurance        3,900      774     773            5,447
   Borrowings                      33,122   15,400  28,750           77,272
                                  ------- -------- ------- ------- --------
     Total rate-sensitive
       liabilities                146,100  213,981 121,158  57,449  538,688
                                  ------- -------- ------- ------- --------
    Gap                         $(21,435) $ 69,915 $49,062$(37,638)$ 59,904
                                ========  ======== ======= ======= ========
    Cumulative gap              $(21,435) $ 48,480 $97,542 $59,904
                                ========  ======== ======= =======

Cumulative gap as a percentage
  of total assets                   (3.5)%     7.9%    15.8%    9.7%
                                    ====       ===     ====     ===

(a) Excludes undisbursed loan proceeds of $5,942; includes $1,045 of mortgage loans held for sale.
(b)  Includes $1,487 of education loans held for sale.
(c)  Includes $3,773 of FHLB stock; excludes unrealized gains or losses.
(d)  Excludes unrealized gains or losses.
(e)  Does not include accrued interest which totals $2,354 for all deposits.


The calculation of a gap position is subjective by nature and requires Management to make a number of assumptions as to when an asset or liability will reprice or mature. Assumptions used in estimating the maturity/repricing amounts and dates of the more significant asset and liability categories include: (i) investment securities - based upon contractual maturities;
(ii) loans and mortgage-related securities - based upon contractual maturities, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon the Company's historical experience; and
(iii) deposits based upon contractual maturities and various decay rates applied to the remaining deposit dollars. The decay rate, which varies with deposit product, is based on historical decay rates of thrift institutions.

First Northern's overall goal for asset liability management is to maximize long-term profitability and returns to stockholders. First Northern's current strategy is to: (i) originate and retain adjustable interest rate mortgage loans; (ii) originate and retain 15 year fixed interest rate mortgage loans;
(iii) originate and sell 20 year and 30 year fixed interest rate mortgage loans; (iv) originate shorter maturity consumer loans; (v) emphasize the origination of adjustable interest rate home equity loans; (vi) counsel depositors to balance their deposits between short-, intermediate-, and long-term deposits; and (vii) to offer new and attractive deposits and investment opportunities. In addition, borrowings with various terms are used to reach the targeted asset/liability mix. Currently, Management's strategic goal for asset/liability management is to maintain a cumulative 1 year gap within a range of a positive 10% to a negative 20%. Management believes this is an appropriate level to achieve First Northern's long-term goals, while controlling interest rate risk.

AVERAGE BALANCE SHEET AND YIELD/RATE ANALYSIS
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets, the resultant yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. Average balances are derived from average monthly balances. The yield on securities available-for-sale are included in investment securities and mortgage- related securities and yields are calculated on the historical basis. The yields and rates are established by dividing income or expense dollars by the average balance of the asset or liability.

                                  AVERAGE  BALANCE  SHEET, INTEREST  AND  RATE  PAID
                                                                    YEAR ENDED DECEMBER 31,
                                  1996                      1995                      1994
                        -----------------------  ------------------------ -------------------------
                                  INTEREST                INTEREST                 INTEREST
                         AVERAGE  EARNED/ YIELD/  AVERAGE  EARNED/ YIELD/ AVERAGE   EARNED/  YIELD/
                         BALANCE   PAID   RATE    BALANCE   PAID    RATE  BALANCE     PAID     RATE
                        -------- -------- -----  -------- -------  ------ -------  --------- ------
                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets (1):
  Mortgage loans         $401,652 $28,831  7.18% $386,128 $26,982  6.99%  $365,966  $25,294   6.91%
  Consumer loans          126,177  10,725  8.50   117,899   9,948  8.44    101,495    8,045   7.93
  Investment securities    25,215   1,582  6.27    24,865   1,612  6.48     23,386    1,494   6.39
  Interest-earning
    deposits                1,220      66  5.41     1,601     100  6.25      3,419      150   4.39
  Mortgage-related
    securities             10,344     672  6.50     5,428     383  7.06      6,168      426   6.91
                        --------- ------- -----  -------- ------- -----   --------  -------  -----
    TOTAL                 564,608  41,876  7.42   535,921  39,025  7.28    500,434   35,409   7.08

Interest-bearing liabilities:
   Passbook accounts       58,744   1,313  2.24    60,367   1,498  2.48     69,070    1,734   2.51
   NOW and variable rate
    insured money market
    accounts              102,338   2,388  2.33    85,234   1,884  2.21     79,736    1,391   1.74
   Time deposits          292,477  16,543  5.66   292,248  16,190  5.54    270,880   12,653   4.67
   Advance payments by
     borrowers for taxes
     and insurance          7,142     162  2.27     8,528     178  2.09      8,202      187   2.28
   Borrowings              48,393   2,797  5.78    33,681   2,286  6.79     17,304      889   5.14
                        --------- ------- -----  -------- ------- -----   --------  -------  -----
     TOTAL                509,094  23,203  4.56   480,058  22,036  4.59    445,192   16,854   3.79
                        --------- ------- -----  -------- ------- -----   --------  -------  -----
Net interest earning
  assets and interest
  rate spread            $ 55,514          2.86%  $55,863          2.69%  $ 55,242            3.29%
                         ========          ====   =======          ====   ========            ====
Average interest-earning
  assets, net interest income
  and net yield on average
  interest-earning
  assets                 $564,608 $18,673  3.31% $535,921 $16,989  3.17%  $500,434  $18,555   3.71%
                         ======== =======  ====  ======== =======  ====   ========  =======   ====
Average interest-earning assets
  to interest-bearing
   liabilities              110.9%                  111.6%                   112.4%
                            =====                   =====                    =====

(1) For the purpose of these computations, non-accruing loans and loans held -for-sale are included in the average loan amounts outstanding.

RATE VOLUME ANALYSIS OF NET INTEREST INCOME
The interaction of changes in volume and rates earned or paid with regard to interest-earning assets and interest-bearing liabilities has a significant impact on net income between periods. The volume of interest-earning dollars in loans and investments compared to the volume of interest-bearing dollars in deposits and borrowings, combined with the interest rate spread, produces the changes in net interest income between periods.

The following table sets forth the relative contribution of changes in volume and effective interest rates on changes in net income:
                                         RATE VOLUME ANALYSIS
                                       YEAR ENDED DECEMBER  31
                                             1996 VS 1995
                                --------------------------------------
                                     INCREASE (DECREASE) DUE TO:
                                --------------------------------------
                                            RATE/
                                  RATE     VOLUME    VOLUME    TOTAL
                                --------  --------  -------- ---------
                                         (IN THOUSANDS)
Interest-earning assets:
     Mortgage loans                 $734  $  1,086       $29   $ 1,849
     Consumer loans                   71       701         5       777
     Investment securities           (52)       23        (1)      (30)
     Interest-earning deposits       (13)      (24)        3       (34)
     Mortgage-related securities     (30)      347       (28)      289
                                    ----   -------      ----   -------
     TOTAL                          $710   $ 2,133      $  8     2,851
                                    ====   =======      ====   -------

Interest-bearing liabilities:
     Passbook accounts             $(149)  $   (40)     $  4      (185)
     NOW and variable rate insured
        money market accounts        102       381        21       504
     Time deposits                   340        13                 353
     Advance payments by borrowers
        for taxes and insurance       15       (29)       (2)      (16)
     Borrowings                     (340)    1,000      (149)      511
                                    ----   -------      ----   -------

     TOTAL                         $ (32)  $ 1,325     $(126)    1,167
                                    ====   =======      ====   -------
Net change in net interest income                               $1,684
                                                                =====


                                            YEAR ENDED DECEMBER  31
                                 --------------------------------------
                                              1995 VS 1994
                                         INCREASE (DECREASE) DUE TO:
                                 --------------------------------------
                                             RATE/
                                   RATE     VOLUME    VOLUME    TOTAL
                                 -------   --------  --------  --------
                                         (IN THOUSANDS)
Interest-earning assets:
     Mortgage loans                 $293  $  1,379       $16   $ 1,688
     Consumer loans                  518     1,301        84     1,903
     Investment securities            21        96         1       118
     Interest-earning deposits        64       (80)      (34)      (50)
     Mortgage-related securities       9       (51)       (1)      (43)
                                    ----   -------      ----   -------
     TOTAL                          $905   $ 2,645       $66     3,616
                                    ====   =======      ====   -------
Interest-bearing liabilities:
     Passbook accounts             $ (21)  $  (218)     $  3      (236)
     NOW and variable rate insured
        money market accounts        371        96        26       493
     Time deposits                 2,353       998       186     3,537
     Advance payments by borrowers
        for taxes and insurance      (15)        7        (1)       (9)
     Borrowings                      286       841       270     1,397
                                  ------   -------      ----   -------
     TOTAL                        $2,974   $ 1,724      $484     5,182
                                  ======   =======      ====   -------
Net change in net interest income                              $(1,566)
                                                               =======

                                            YEAR ENDED DECEMBER  31
                                                1994 VS 1993
                                  ------------------------------------
                                         INCREASE (DECREASE) DUE TO:
                                  ------------------------------------
                                           RATE/
                                  RATE     VOLUME    VOLUME    TOTAL
                                --------  --------  --------  --------
                                         (IN THOUSANDS)
Interest-earning assets:
     Mortgage loans              $(3,433) $  1,513     $(190) $ (2,110)
     Consumer loans                 (718)    1,833      (185)      930
     Investment securities            68      (547)      (19)     (498)
     Interest-earning deposits       175      (450)     (140)     (415)
     Mortgage-related securities    (100)     (185)       27      (258)
                                 -------   -------      ----   -------
     TOTAL                       $(4,008)  $ 2,164     $(507)   (2,351)
                                 =======   =======      ====   -------
Interest-bearing liabilities:
     Passbook accounts          $   (236) $    223    $  (30)      (43)
     NOW and variable rate insured
        money market accounts       (351)       12        (2)     (341)
     Time deposits                  (824)     (450)       27    (1,247)
     Advance payments by borrowers
        for taxes and insurance     (132)       19        (8)     (121)
     Borrowings                       44       533       126       703
                                    ----   -------      ----   -------
     TOTAL                       $(1,499)  $   337      $113    (1,049)
                                 =======   =======      ====   -------
Net change in net interest income                              $(1,302)
                                                               =======

RESULTS OF OPERATIONS
COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995.

GENERAL. Net income decreased $1,307,000 in 1996 primarily as a result of a one-time SAIF special assessment of $2,856,000 pre-tax or $1,733,000 after-tax, on assessable deposits. In addition, 1995 net income included $391,000 of non-recurring net income primarily from: (i) the sale of $10.5 million of education loans for a pre-tax gain of $468,000; (ii) the sale of Federal Home Loan Mortgage Corporation ("Freddie Mac") stock for a pre-tax gain of $318,000;
and (iii) the sale of an excess branch office property (resulting from the Prime Federal acquisition) for a pre-tax gain of $149,000.

INTEREST INCOME. Interest income on mortgage loans increased $1,849,000 as a result of increased dollars outstanding in the mortgage loan portfolio and an increase in the average interest rate earned. The dollar increase in the mortgage loan portfolio resulted from the increase of adjustable interest rate mortgage loan originations. The increase in the average interest rate earned resulted primarily from interest rates being adjusted upward on existing adjustable interest rate mortgage loans. At times, First Northern will not increase interest rates on qualified adjustable interest rate mortgage loans to the maximum allowable contractual interest rates since to do so would be inconsistent with market rates and promote the refinancings of the mortgage loan at a lower interest rate.

Interest income on consumer loans increased $777,000 primarily as the result of growth in the consumer loan portfolio. The yield on consumer loans increased to 8.50% from 8.44% as a result of escalations on the interest rate adjustable portion of the consumer loan portfolio and consumer loan originations at higher interest rates than the historical yield on the consumer loan portfolio.

Interest income on investment securities and interest-earning deposits decreased in 1996 as a result of maturing securities and deposits and reinvesting of those funds at lower interest rates. In addition, the average balances of interest-earning deposits decreased $ 381,000 in 1996.

Mortgage-related securities average balance increased in 1996 which resulted in the $289,000 increase in interest income on mortgage-related securities. First Northern, to a limited extent, borrowed funds and reinvested those monies in mortgage-related securities. Historically, mortgage-related securities have had higher yields than other investments with like terms.

Interest expense.   Interest expense on deposits increased $672,000 in 1996
as a result of increased deposit dollars outstanding and an increase in the cost of deposits. Although deposits at year-end 1996 increased $8.4 million, average deposits increased $15,710,000 in 1996.

Interest expense on borrowings increased $511,000 as a result of increased borrowings outstanding. First Northern utilizes borrowings to supplement deposits for the funding of loans and investments. Management anticipates it will continue to use borrowings in 1997 to fund its lending activity.

Interest expense on advance payment by borrowers for taxes and insurance ("escrow") decreased slightly in 1996 as a result of lower balances in escrow accounts. Even though First Northern increased the number of loans with escrows in 1996, the Housing and Urban Development ("HUD") regulation, which allows for aggregating of tax and insurance dollars within an individual's escrow, effectively reduces the monies needed within escrow accounts. First Northern estimates the HUD ruling reduced escrows by approximately $1.0 million. The interest rate paid on escrow accounts in 1996 was 2.91% as compared to 2.81% in 1995. The escrow interest rate for 1997 is 2.83%.

PROVISION FOR LOAN LOSSES.   First Northern expensed $370,000 in 1996 as
compared to $240,000 in 1995 primarily as a result of the increased dollars outstanding in the loan portfolio. The total loan loss allowance is $2,937,000 which is .53% of the total loan portfolio. Net charge-offs were
 .01% of total loans in 1996.

NON-INTEREST INCOME. Fees on serviced loans decreased slightly in 1996 as a result of a decrease in the dollar amount of loans serviced. Loan fees and service charges increased $8,000 primarily as the result of increases in late charges and commissions on mortgage loans closed for others (i.e., Wisconsin Housing and Economic Development Authority ("WHEDA") loans, State V.A. loans or other loans).

Deposit account service charges increased $147,000 as a result of increased number of accounts and their associated fees and an increase in pricing for deposit account services. First Northern periodically reviews its product pricing in relationship to the internal cost of offering the service and external competition and makes appropriate adjustments in its pricing of those products or services.

Insurance commissions increased in 1996 primarily as the result of bonuses received from insurance carriers. If First Northern obtains a predetermined threshold of insurance sales and insurance losses are at or below another threshold, insurance bonuses can be earned. In 1996, those insurance bonuses amounted to $76,978 and in 1995, insurance bonuses were $50,393.

The gain on sales of loans decreased $390,000 in 1996, primarily as the result of the sale of $10.5 million of education loans in 1995 for a pre-tax gain of $468,000.

First Northern normally sells all of the 20 and 30 year fixed interest rate mortgage loans and education loans it originates, in the secondary market. Depending on pricing at the time of the sale, it may incur a gain or loss on the sale of the mortgage loans. In 1996, First Northern sold $11.1 million of fixed interest rate mortgage loans and $3.2 of education loans.

In addition, Statement No. 122 "Accounting for Mortgage Servicing Rights" requires First Northern to recognize an asset for servicing rights on loans it sells and services. This accounting change increased the gain on the sale of loans approximately $109,000 in 1996.

Management periodically reviews its securities available-for-sale for profit opportunities. In 1996, Management determined that there was more opportunity to be gained by retaining securities and therefore, did not sell any securities. In 1995, First Northern sold Freddie Mac stock for a pre-tax gain of $318,000.

Gain on sale of assets decreased $157,000 in 1996 because in 1995 an excess branch office property (resulting from the Prime Federal acquisition), was sold for a pre-tax gain of $149,000.

NON-INTEREST EXPENSE. Compensation and compensation related expenses increased $346,000 or 5.4% in 1996 as a result of: (i) annual salary increases; (ii) increased benefit costs; (iii) a higher cash payout of a management incentive plan as a result of increased profitability; and (iv) increased education and training costs. First Northern has self-funded health and dental insurance plans, with appropriate maximum stop losses, that initially will cause a modest increase in costs. It is anticipated, that after the initial phase-in period, these self-funded plans will have subsequent increases that are less than conventionally funded plans. Education and training have been emphasized by Management especially with the implementation of a new P.C. based teller system. Training for the new teller system will continue throughout 1997.

Federal insurance premiums decreased in 1996 as a result of the recapitalization of the SAIF deposit insurance fund. The SAIF deposit insurance fund recapitalization resulted from a one-time special assessment of all SAIF members. First Northern paid an assessment of $2,856,000. The reduction in First Northern's SAIF deposit insurance premiums occurred in the fourth quarter of 1996 in the amount of $56,000. It is anticipated that the reduced SAIF premiums will decrease First Northern's SAIF deposit insurance expense by approximately $750,000 in 1997.

Occupancy costs decreased in 1996 primarily as a result of the reduction in real estate taxes on First Northern offices and the sale of an excess branch office property in 1995.

Data processing expense rose slightly in 1996 as a result of the implementation of service contracts associated with the Wide Area Network ("WAN"). In 1995, First Northern implemented a WAN and in 1996, began the implementation of a P.C. based teller system.

Furniture and equipment expense increased in 1996 as a result of a portion of the new PC teller system being installed in 1996. The total cost of the new teller system will be approximately $750,000 with the majority of the cost depreciated over five years.

Telephone and postage increased $28,000 in 1996 as a result of increased number of mailings and the addition of a customer personal access line. The personal access line allows customers to access their account balances or transfer money between First Northern accounts, at any time of the day via their
telephone.   The increased number of mailings is the result of increased number of accounts that First Northern services and the offering of new services and accounts.

To increase lending and deposit volumes in 1996, First Northern also increased its marketing expense by $20,000 in 1996. First Northern believes that growth in lending and deposit volumes necessitates increased marketing and hence, increased marketing costs.

First Northern incurred $108,000 of non-recurring reorganization cost with the formation of a unitary savings and loan holding company on December 20, 1995. The Savings Bank became a wholly-owned subsidiary of First Northern, which was formed to permit greater flexibility in meeting its future financial and competitive needs.

INCOME TAXES. First Northern's effective income tax rate was 35.0% in 1996 as compared to 37.2% in 1995. The effective income tax rate was lower in 1996 as a result of an over-accrual of taxes in 1995.


COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994.
GENERAL. Net income increased $392,000 in 1995 primarily as a result of: (i) the sale of $10.5 million of education loans for a pre-tax gain of $468,000;
(ii) the sale of Freddie Mac stock for a pre-tax gain of $318,000; (iii) the sale of excess branch office property (resulting from the Prime Federal acquisition) for a pre-tax gain of $149,000; and (iv) the elimination of 1994 non-recurring merger-related costs of $812,000. These gains were offset by a decrease in net interest income of $1,566,000 and $108,000 of pre-tax reorganization costs. The decrease in net interest income was primarily the result of the decrease in the average interest rate spread from 3.29% in 1994 to 2.69% in 1995.

INTEREST INCOME AND INTEREST EXPENSE. Interest income on mortgage loans increased $1,688,000 as a result of increased dollars outstanding in the portfolio and an increase in the average interest rate earned. The dollar increase in the mortgage loan portfolio resulted from the adjustable interest rate mortgage loan originations which First Northern retains in its portfolio, the reduction in mortgage loan prepayments and the decrease in fixed interest
rate mortgage loan sales.   First Northern continued its upward adjustment of
interest rates on qualified adjustable interest rate mortgage loans to the lesser of market interest rates or the contractual allowable interest rate.

Interest income on consumer loans increased $1,903,000 as a result of increased dollars outstanding and an increased yield on the portfolio. The average consumer loans outstanding increased $16.4 million in 1995, despite the sale of $10.5 million of education loans in the second quarter of 1995. The increased yield on the consumer loan portfolio is the result of consumer loan originations at or above the existing yield on the portfolio and upward interest rate adjustments on adjustable interest rate consumer loans.


Interest income on investments securities increased primarily as a result of the increased dollar amount outstanding. First Northern has, to a limited extent, borrowed funds and reinvested those monies in investments that incrementally add to overall profitability.

Interest-earning deposits and mortgage-related securities interest income decreased in 1995 as a result of decreased average dollars outstanding. Interest-earning deposits were used to repay borrowings and to purchase investments and securities. Average mortgage-related securities outstanding decreased in 1995 as a result of repayments and prepayments of the underlying mortgage collateral.

In 1995, interest expense on deposits rose $3.8 million or 24.0% as a result of an increase in average deposits of $18.2 million (at year end 1995 as compared to year end 1994, the deposit increase was $26.2 million) and the increased cost of deposits. First Northern introduced a Daily Advantage money market account in which the interest rate paid is determined by Management weekly and consumers are allowed to make daily withdrawals. This account was very popular with depositors, as evidenced by $32.6 million in that account at year end 1995. The average cost of deposits rose to 4.47% in 1995 from 3.76% in 1994. Competition for deposits and the associated interest rates offered to retain and obtain deposits, caused the increase in the cost of deposits.

Borrowings from the FHLB of Chicago decreased $20.0 million as of December 31, 1995; however, average borrowings throughout 1995 amounted to $33.7 million as compared to $17.3 million in 1994. The increase in the average outstanding borrowings in 1995 led to the $1,397,000 increase in borrowing interest expense. First Northern utilizes borrowings to supplement deposits to fund lending and investment activities.

Interest expense on escrow decreased in 1995 primarily as the result of a decrease in the interest rate paid. The interest rate paid on escrow accounts decreased to 2.81% in 1995 from 2.93% in 1994.

PROVISION FOR LOAN LOSSES. The provisions for loan losses increased in 1995 as a result of Management's evaluation of historical loan losses, the level of non-performing loans and the composition of the loan portfolio. First Northern's general loan loss allowance of $2,608,000 was 623.9% of non-performing loans and 470.8% of non-performing assets in 1995.

NON-INTEREST INCOME. Fees on serviced loans decreased slightly in 1995 as a result of a decrease in average serviced loans outstanding. However, loan fees and service charges increased $35,000 primarily as a result of increases in late charges and annual fees associated with automobile loans and overdraft protection on checking accounts, respectively. Insurance commissions increased $23,000 primarily as a result of Management's continued emphasis on the sale of credit life and disability insurance to existing and new loan customers. Deposit account service charges increased $51,000 due to the increased number of checking accounts and their associated fees.


The increase in the gains on sales of loans is a consequence of selling $10.5 million of education loans and $11.6 million of mortgage loans. Management evaluated the current and direct involvement of the U.S. Government in funding education loans along with an attractive offer price to sell the education loan portfolio and made the decision to sell its current education loans for a pre-tax gain of $468,000. First Northern will continue to sell its education loans as they are originated and funded. In 1995, First Northern had mortgage loan sales of $11.6 million compared to $18.2 million in 1994 with gains of $181,000 and $170,000, respectively. The increase in mortgage loan gains was the result of higher profit margins received on mortgage loan sales.

First Northern reviews its total dollar amount of fixed interest rate mortgage loans originated and determines if such loans should be held for investment or held for sale. Loans identified as held for sale are carried at the lower of cost or market value in accordance with generally accepted accounting principles. Loans identified as held for investment are carried at aggregate cost. During 1994, after review of alternative investments and the total dollar amount of fixed interest rate mortgage loans in First Northern's loan portfolio, $4.4 million of loans were reclassified from held for sale to loans receivable (held for investment). An unrealized loss of $172,000 was charged to earnings at the time of the transfer to reflect the decreased market value of those loans and is being amortized into interest income over the life of the loans as an adjustment to the level loan yield.

NON-INTEREST EXPENSE. Compensation and compensation related expenses decreased $222,000 in 1995 primarily from the elimination of non-recurring costs associated with the 1994 merger of Prime Federal and a reduction of expenses associated with the Supplemental Executive Retirement Plan.

Federal insurance premiums increased $33,000 as a result of increased deposits.

The WAN installation primarily caused the increase of $153,000 in data processing expense and the $32,000 increase in furniture and fixtures expense. The WAN was established to provide for quicker and more efficient delivery of loan documents, better internal communication and to provide a foundation for future automation. First Northern will be purchasing additional personal computers and possibly new teller equipment in 1996, to further automate and improve the delivery of information and customer service.

Marketing expenses decreased $66,000 in 1995 as a result of the elimination of non-recurring expenses in 1994 associated with the merger of Prime Federal.

First Northern incurred $108,000 of reorganization cost with the formation of a unitary savings and loan holding company on December 20, 1995. The Savings Bank became a wholly-owned subsidiary of First Northern, which was formed to permit greater flexibility in operations.

INCOME TAXES. The effective income tax rate was 37.2% in 1995 as compared to 43.2% for 1994. The effective income tax rate was lower in 1995 in that 1994's effective income tax rate was higher than normal because a majority of merger related expenses were not tax deductible.

QUARTERLY FINANCIAL INFORMATION
The following table sets forth certain unaudited quarterly data for the periods indicated:

                                          QUARTER ENDED
                            ------------------------------------------------
                             MARCH 31    JUNE 30  SEPTEMBER 30  DECEMBER 31
                            ----------  --------- ------------  ------------
                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1996 (unaudited):
    Interest income           $10,046     $10,160     $10,632      $11,038
    Interest expense            5,616       5,591       5,862        6,134
                              -------     -------     -------      -------
    Net interest income         4,430       4,569       4,770        4,904
    Provisions for loan losses     60          60          90          160
                              -------     -------     -------      -------
    Net income after provisions
        for loan losses         4,370       4,509       4,680        4,744
    Total non-interest income     596         667         669          754
    Total non-interest expenses 3,310       3,297       6,073(1)     3,259
                              -------     -------     -------      -------
    Income (loss) before
      income taxes              1,656       1,879        (724)       2,239
    Income taxes                  567         698        (333)         835
                              -------     -------     -------      -------

    Net income (loss)         $ 1,089      $1,181     $  (391)(2)  $ 1,404
                              =======      ======     =======      =======
    Net income (loss) per share$ 0.23      $ 0.26     $ (0.09)(2)  $  0.31
                               ======      ======     =======      =======

(1)  Includes one-time SAIF special assessment of $2,856,000.
(2) Without the one-time SAIF special assessment net income would have been $1,342,000 ($0.30 per share).

1995 (unaudited):
    Interest income            $9,421      $9,758      $9,838      $10,008
    Interest expense            5,243       5,633       5,569        5,590
                              -------     -------     -------      -------
    Net interest income         4,178       4,125       4,269        4,418
    Provisions for loan losses     60          60          60           60
                              -------     -------     -------      -------
    Net income after provisions
        for loan losses         4,118       4,065       4,209        4,358
    Total non-interest income     638       1,343         593          636
    Total non-interest expenses 3,248       3,051       3,202        3,151
                              -------     -------     -------      -------
    Income before income taxes  1,508       2,357       1,600        1,843
    Income taxes                  524         886         634          674
                              -------     -------     -------      -------
    Net income                 $  984      $1,471      $  966      $ 1,169
                               ======      ======      ======      =======
    Net income per share       $ 0.21      $ 0.32      $ 0.21      $  0.25
                               ======      ======      ======      =======





