Form 10-K, Exhibit 13
period 1996-12-31
FIRST NORTHERN CAPITAL CORP
filed 1997-03-31
CIK 1002213

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

                                                   DECEMBER 31
                                                1996       1995
                                              -------    --------
                                                 (IN THOUSANDS)
ASSETS
  Cash                                         $ 1,965   $  1,192
  Interest-earning deposits                      1,598         82
                                              --------   --------
                   CASH AND CASH EQUIVALENTS     3,563      1,274

  Securities available-for-sale, at fair value
    Investment securities                        5,635      2,978
    Mortgage-related securities                  1,837      2,013
  Securities held-to-maturity
    Investment securities
      (estimated fair value of
       $16,633,000 - 1996;
       $19,531,000 - 1995)                       16,583    19,364
    Mortgage-related securities
      (estimated fair value of
      $9,247,000 - 1996;
      $4,020,000 - 1995)                          9,325     4,024
    Loans held for sale                           2,532     2,989
    Loans receivable                            553,995   500,535
    Accrued interest receivable                   3,295     3,074
    Foreclosed properties and
      repossessed assets                            189       136
    Office properties and equipment               8,350     8,417
    Federal Home Loan Bank stock                  3,773     3,768
    Prepaid expenses and other assets             6,426     4,895
                                               --------  --------
                                               $615,503  $553,467
                                               ========  ========

LIABILITIES
    Deposits                                   $458,323   $449,954
    Borrowings                                   77,272     21,000
    Advance payments by borrowers
      for taxes and insurance                     5,447      6,550
    Other liabilities                             4,237      3,384
                                               --------   --------
                 TOTAL LIABILITIES              545,279    480,888
                                               --------   --------

STOCKHOLDERS' EQUITY
    Cumulative preferred stock, $1 par value;
    10,000,000 shares authorized; none outstanding
    Common stock, $1 par value; 30,000,000
    shares authorized; shares issued and
    outstanding: 4,568,052 - 1996;
     4,555,187 - 1995                             4,568      4,555
    Additional paid-in capital                   14,389     14,590
    Unrealized gain on securities
     available-for-sale, net of taxes               385        315
    Treasury stock at cost (180,623 shares)      (2,853)
    Retained earnings                            53,735     53,119
                                               --------   --------
              TOTAL STOCKHOLDERS' EQUITY         70,224     72,579
                                               --------   --------
                                               $615,503   $553,467
                                               ========   ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

                                                      YEAR ENDED DECEMBER 31
                                                      1996     1995    1994
                                                     -------  ------  ------
                                                      (IN THOUSANDS, EXCEPT
                                                         PER SHARE AMOUNTS)
Interest income:
          Mortgage loans                             $28,831  $26,982 $25,294
          Consumer loans                              10,725    9,948   8,045
          Investment securities                        1,582    1,612   1,494
          Interest-earning deposits                       66      100     150
          Mortgage-related securities                    672      383     426
                                                     -------  ------- -------
                              TOTAL INTEREST INCOME   41,876   39,025  35,409
Interest expense:
          Deposits                                    20,244   19,572  15,778
          Borrowings                                   2,797    2,286     889
          Advance payments by borrowers
           for taxes and insurance                       162      178     187
                                                     -------  ------- -------
                             TOTAL INTEREST EXPENSE   23,203   22,036  16,854
                                                     -------  ------- -------
                                NET INTEREST INCOME   18,673   16,989  18,555
Provision for loan losses                                370      240     145
                                                     -------  ------- -------
                          NET INTEREST INCOME AFTER
                          PROVISION FOR LOAN LOSSES   18,303   16,749  18,410
Non-interest income:
          Fees on serviced loans                         354      364     383
          Loan fees and service charges                  234      226     191
          Deposit account service charges                960      813     762
          Insurance commissions                          320      269     246
          Gains on sales of loans                        259      649     170
          Unrealized losses on loans held for sale                       (172)
          Gains on sale of securities                             321     299
          Gains on sale of other assets                   29      186     141
          Other                                          530      382     238
                                                     -------   ------ -------
                          TOTAL NON-INTEREST INCOME    2,686    3,210   2,258
Non-interest expense:
          Compensation, payroll taxes and
            other employee benefits                    6,729    6,383   6,605
          Federal insurance premiums                     985      998     965
          SAIF special assessment                      2,856
          Occupancy                                      832      849     848
          Data processing                                926      917     764
          Furniture and equipment                        750      727     695
          Telephone and postage                          449      421     421
          Marketing                                      351      331     397
          Merger related costs                                            456
          Reorganization costs                                    108
          Other                                        2,061    1,917   2,127
                                                     -------  ------- -------
                         TOTAL NON-INTEREST EXPENSE   15,939   12,651  13,278
                                                     -------  ------- -------
                         INCOME BEFORE INCOME TAXES    5,050    7,308   7,390
Income taxes                                           1,767    2,718   3,192
                                                     -------  ------- -------
                                         NET INCOME  $ 3,283  $ 4,590 $ 4,198
                                                     =======  ======= =======
                         PRIMARY EARNINGS PER SHARE    $0.72    $0.99   $0.91
                                                       =====    =====   =====

                      CASH DIVIDENDS PAID PER SHARE    $0.60    $0.56   $0.52
                                                       =====    =====   =====
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

                                                    UNREALIZED GAIN
                                                     ON SECURITIES   DEFERRED
                                         ADDITIONAL   AVAILABLE-  COMPENSATION
                                COMMON     PAID-IN     FOR-SALE,         DUE      TREASURY  RETAINED
                                 STOCK     CAPITAL    NET OF TAXES   EMPLOYEES       STOCK   EARNINGS  TOTAL
                              ----------  ---------- -------------- -------------  -------- --------- -------
                                                     ( IN THOUSANDS)

Balance at
 January 1, 1994                 $4,428     $13,992                    $ (223)                $48,766  $66,963

Net income                                                                                      4,198    4,198
Cash dividends
 ($.52 per share)                                                                              (2,223)  (2,223)
Exercise of stock options            67         224                                               291
Repayment of ESOP
 borrowing                                                               223                      223
Change in net unrealized
 gain on securities available-
 for-sale, net of income taxes                          $233                                      233
Adjustment to conform pooled
 companies' fiscal year-ends                                                                      322      322
                                 ------     -------    -----           -----         -------   ------    ------
Balance at
 December 31, 1994                4,495      14,216      233               0                    51,063  70,007

Net income                                                                                       4,590   4,590
Cash dividends
 ($.56 per share)                                                                               (2,534) (2,534)
Exercise of stock options            60         382                                                        442
Reorganization costs                             (8)                                                        (8)
Change in net unrealized
 gain on securities available-
 for-sale, net of income taxes                            82                                                82
                                 ------     -------     -----          -----          -------   ------  ------
Balance at
 December 31, 1995                4,555      14,590      315               0                    53,119  72,579

Net income                                                                                       3,283   3,283
Cash dividends
 ($.60 per share)                                                                               (2,667) (2,667)
Retirement of common stock           (4)        (62)                                                       (66)
Purchase of treasury stock                                                             $(3,698)         (3,698)
Exercise of stock options            17        (139)                                       845             723
Change in net unrealized
 gain on securities available-
 for-sale, net of income taxes                             70                                               70                 70
                                 ------     -------     ------        ------          -------   ------ ------
Balance at
 December 31, 1996               $4,568     $14,389     $ 385          $  0            $(2,853) $53,735 $70,224
                                 =======    =======     =====          =====           =======  ======= ======

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

                                                  YEAR ENDED DECEMBER 31
                                               ---------------------------
                                                  1996     1995     1994
                                               ---------  -------  -------
                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income                                      $  3,283  $ 4,590  $ 4,198
Adjustments to reconcile net income to
 cash provided by operating activities:
  Provision for losses on loans                      370      240      145
  Provision for depreciation and amortization        756      732      721
  Gains on sales of loans                           (259)    (649)    (170)
  Gains on sale of securities                                (321)    (299)
  Unrealized losses on loans held for sale                             172
  Loans originated for sale                      (13,795) (14,572) (19,182)
  Proceeds from loan sales                        14,252   22,072   33,210
  Decrease in deferred compensation                                    223
  Increase in interest receivable                  (221)    (235)     (203)
  Increase in interest payable                       75      599       118
  Other                                            (245)     767    (3,607)
                                                --------  -------   -------
    NET CASH PROVIDED BY OPERATING ACTIVITIES      4,216   13,223    15,326

INVESTING ACTIVITIES:
Proceeds from maturities of
 investment securities and
 interest-earning deposits                        11,150     10,680   12,403
  Proceeds from the sale of securities                      156       33
  Purchases of investment securities             (10,782)   (10,987)  (8,980)
  Principal repayments of
    mortgage-related securities                      556        353    2,365
  Purchases of mortgage-related securities        (5,697)      (997)  (1,981)
  Loan originations and purchases               (177,809)  (118,923)(184,738)
  Loan principal repayments                      123,723    104,503  115,836
  Purchases of office properties
    and equipment                                   (745)      (697)  (1,179)
  Proceeds from sales of real estate                            226      193
  Purchase of Federal Home Loan Bank stock            (5)      (278)
  Sale of Federal Home Loan Bank stock                                   187
  Adjustment to conform pooled companies'
    fiscal year-ends                                                     322
                                                --------    -------  -------
     NET CASH USED BY INVESTING ACTIVITIES       (59,609)  (15,964)  (65,539)


FINANCING ACTIVITIES:
  Net increase in deposits                         8,294    25,562     1,823
  Net increase (decrease) in short-
   term borrowings                                17,622   (38,000)   39,900
  Proceeds from long term borrowings              51,150    41,000
  Repayment of long term borrowings              (13,000)  (23,000)     (223)
  Proceeds from securities sold under
   agreement to repurchase                         1,500
  Maturity of securities sold under
   agreement to repurchase                        (1,000)   (1,900)
  Cash dividends                                  (2,667)   (2,534)   (2,223)
  Purchase of treasury stock                      (3,698)
  Retirement of common stock                         (66)
  Proceeds from exercise of stock options            650       442       292
  Net decrease in advance payments
    by borrowers for taxes and insurance          (1,103)     (199)     (180)
                                                --------    -------  -------
    NET CASH PROVIDED BY FINANCING ACTIVITIES     57,682      1,371   39,389
                                                --------    -------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS   2,289     (1,370) (10,824)
Cash and cash equivalents at beginning of year     1,274      2,644   13,468
                                                --------    -------  -------
    CASH AND CASH EQUIVALENTS AT END OF YEAR    $  3,563    $ 1,274  $ 2,644
                                                ========    =======  =======

SUPPLEMENTAL INFORMATION TO THE STATEMENTS OF CASH FLOWS:

Interest credited and paid on deposits           $20,169    $19,151  $16,661

Interest paid on borrowings                        2,539      2,375      789

Payments for federal and state income taxes        2,193      2,826    3,391

Loans transferred to foreclosed properties
    and repossessed assets                           411        449      478

Loans held for sale transferred to loans receivable                    4,391

Securities transferred to available-for-sale                           5,002

Loans held for investment transferred to held for sale       11,152


               See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS: First Northern Capital Corp. ("Company") is a Wisconsin corporation incorporated in August 1995 for the purpose of becoming a unitary savings and loan holding company for First Northern Savings Bank, S.A. ("Savings Bank"). The Company and subsidiaries provides a full range of financial services to individual customers through their branch locations in Northeastern Wisconsin. The Company is subject to competition from other traditional and nontraditional financial institutions and is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements include the accounts and operations of the Company since it became operational (December 20, 1995) and the accounts and operations of the Savings Bank and its wholly owned subsidiaries for the entire periods presented. Significant intercompany accounts and transactions have been eliminated. Investment in its fifty percent owned subsidiary, which is not material, is accounted for on the equity method. On December 20, 1995, stockholders of the Savings Bank exchanged shares of the Savings Bank for those of the newly formed Company. In preparing the consolidated financial statements in accordance with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near-term relate to the determination of the allowance for losses on loans and the valuation of investments and real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and real estate owned, management obtains independent appraisals for significant properties.

CASH AND CASH EQUIVALENTS: The Company considers its interest-earning deposits which have a maturity of three months or less when purchased, to be cash equivalents.

INVESTMENT AND MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE: Securities are classified as held-to-maturity and carried at amortized cost if management has the intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity are designated as available-for-sale and carried at fair value, with unrealized gains and losses net of income taxes, reflected in stockholders' equity.

Interest and dividends are included in interest income from the related securities as earned. Realized gains and losses are computed on a specific identification basis and declines in value judged to be other than temporary, are included in gains (losses) on sale of securities.

LOANS HELD FOR SALE: Loans held for sale generally consist of current production of certain fixed interest rate first mortgage loans and education loans which are recorded at the lower of aggregate cost or market value. Fees received from the borrower are deferred and recorded as an adjustment of the sales price (Also see "Accounting Changes").

INTEREST ON LOANS: Interest income on loans is accrued and credited to operations based on the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest and/or when, in the opinion of management, full collection is unlikely. Management may elect to continue the accrual of interest when the loan is in the process of collection and the value of collateral is sufficient to cover the principal balance and accrued interest. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


LOAN ORIGINATION FEES AND COSTS: Loan origination and commitment fees and certain direct loan origination costs relative to loans not held for sale are being deferred. The net amounts on loans held for investment are amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts using the level-yield method, adjusted for prepayments, over the contractual life of the related loans.

FORECLOSED PROPERTIES AND REPOSSESSED ASSETS: Foreclosed properties (which were acquired by foreclosure, by deed in lieu of foreclosure or in-substance foreclosure) and repossessed assets are carried at the lower of cost or fair market value. Costs relating to the development and improvement of the property are capitalized; holding period costs are charged to expense.

ALLOWANCES FOR LOSSES ON LOANS, REAL ESTATE AND REPOSSESSED ASSETS:
Allowances for losses on loans, real estate and repossessed assets are established when a loss is probable and can be reasonably estimated.
These allowances are provided based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, prior loss experience, estimated sales price, and holding and selling costs.

The Savings Bank considers loans secured by one- to-four residential properties and all consumer loans as homogeneous loans and therefore exempt for purposes of measuring impairment as defined by Statement of Financial Accounting Standards ("SFAS" or "Statement") No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Per this definition, the Savings Bank had no impaired loans in 1996 or 1995.

OFFICE PROPERTIES AND EQUIPMENT:   Office properties and equipment are recorded
at cost. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is recorded in income or expense, respectively.

Provisions for depreciation of office properties and equipment are computed principally using the straight-line method. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the term of the respective lease or estimated economic life of the improvements.

FEDERAL HOME LOAN BANK STOCK: Members of the Federal Home Loan Bank ("FHLB") system are required to maintain a specified investment in FHLB stock. Even though the investment in FHLB stock represents a form of equity interest, because of restricted ownership and the lack of marketability, the stock is carried at cost which equals redemption value.

EARNINGS PER SHARE: Earnings per share are based on the weighted average number shares of common stock and common stock equivalents, if dilutive, outstanding during each year. The resulting number of shares used in computing primary earnings per share is 4,565,222, 4,636,478 and 4,599,462 for the years ended December 31, 1996, 1995, and 1994, respectively. The number of shares used in computing fully diluted earnings per share is 4,598,965, 4,672,766 and 4,611,043 for the years ended December 31, 1996, 1995 and 1994, respectively. All earnings per share amounts, dividends per share amounts and the average number of shares outstanding for 1994 have been restated throughout the financial statements to reflect the Prime Federal Bank, FSB ("Prime Federal") acquisition.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


ACCOUNTING CHANGES: The Company adopted Statement No. 122, "Accounting for Mortgage Servicing Rights," as of January 1, 1996. Statement No. 122 requires that an allocation of costs be made between loans and their related servicing rights for loans originated with a definitive plan to sell or securitize these loans and retain the servicing rights. The Company recognizes a separate asset for servicing rights which effectively increases the gain on sale of loans when the servicing rights are retained. This asset amount is amortized over the period of and in proportion to the expected loan servicing fee revenue as a reduction of "Fees on Serviced Loans." The unamortized balance of the asset is carried at the lower of cost or fair value. In previous periods, costs were fully allocated to the loan and servicing income was recognized as received over the life of the loan. The adoption of Statement No. 122 had the effect of increasing income in the amount of $101,463 ($60,875 after tax or $0.01 per share) for the year ended December 31, 1996.

Pending Accounting Change: In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides new accounting and reporting standards for sales, securitization, and servicing of receivables and other financial assets and extinguishments of liabilities. The provisions of the Statement are to be applied to transactions occurring after December 31, 1996. Management does not believe the Company will be significantly impacted by the adoption of Statement No. 125 or the amendment of Statement No. 125 by Statement No. 127.

RECLASSIFICATIONS: Certain amounts in the 1995 and 1994 financial statements have been reclassified to confirm to the 1996 presentations.


NOTE B--SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair value of securities available-for-sale are as follows:

                                 AMORTIZED    GROSS UNREALIZED    ESTIMATED
                                   COST      GAINS    LOSSES      FAIR VALUE
                                 ---------  -------  ---------   -----------
                                                 (IN THOUSANDS)
          At December 31, 1996:
            U.S. Treasury Notes     $4,495    $  22    $ (15)      $4,502
            Asset Management Funds     476                (5)         471
            FHLMC stock                 33      629                   662
                                    ------    -----   ------       ------
                                     5,004      651      (20)       5,635
       Mortgage-related securities   1,828        9                 1,837
                                    ------    -----   ------       ------
                                    $6,832     $660    $ (20)      $7,472
                                    ======    =====    =====       ======
          At December 31, 1995:
            U.S. Treasury Notes     $2,002    $  20    $  -        $2,022
            Asset Management Funds     449        6                   455
            FHLMC stock                 33      468                   501
                                    ------    -----    ------      ------
                                     2,484      494                 2,978
        Mortgage-related securities  1,987       26                 2,013
                                    ------    -----    ------      ------
                                    $4,471     $520    $  -        $4,991
                                    ======     ====    =====       ======

Proceeds from sale of securities available-for-sale in 1996, 1995 and 1994 were $0, $347,000 and $332,000, respectively. Gross gains of $0, $318,000 and
$299,000, respectively, were realized on those sales.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE B--SECURITIES AVAILABLE-FOR-SALE--CONTINUED

At December 31, 1996, U.S. Government and agency securities available-for-sale have maturities of less than five years.


NOTE C--SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of investment securities held-to-maturity are as follows:


                                 Amortized Gross Unrealized   Estimated
                                   Cost    Gains      Losses  Fair Value
                                 --------- -----      -----   --------
                                              (In Thousands)
At December 31, 1996:
 US Government and agency
   securities                     $16,583    $86       $(36)   $16,633
                                  =======    ===       ====    =======
At December 31, 1995:
 US Government and agency
   securities                     $19,364   $190       $(23)   $19,531
                                  =======   ====       ====    =======

At December 31, 1996, securities held-to-maturity have the following maturities:

                                                     Amortized    Estimated
                                                       Cost      Fair Value
                                                     ----------  ------------
                                                           (IN THOUSANDS)
Due in one year or less                                 $ 4,800    $  3,805
Due after one year through five years                    11,783      12,828
                                                        -------     -------
                                                        $16,583     $16,633
                                                        =======     =======

The amortized cost and estimated fair values of mortgage-related securities held-to-maturity are as follows:

                               AMORTIZED  GROSS UNREALIZED      ESTIMATED
                                 COST      GAINS   LOSSES       FAIR VALUE
                               ---------  -------  ------      -------------
                                               (IN THOUSANDS)
At December 31, 1996:
 Federal Home Loan
  Mortgage Corporation           $4,715     $46   $ (89)            $4,672
 Federal National
  Mortgage Association            3,730      17     (56)             3,691
 Other                              880       4                        884
                                 ------   -----   -----             ------
                                 $9,325     $67   $(145)            $9,247
                                 ======     ===   =====             ======
At December 31, 1995:
 Federal Home Loan
  Mortgage Corporation           $3,019     $54    $(25)            $3,048
 Federal National
  Mortgage Association              998             (33)               965
 Other                                7                                  7
                                 ------    ----    ----             ------
                                 $4,024     $54    $(58)            $4,020
                                 ======    ====   =====             ======

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE D--LOANS RECEIVABLE

Loans receivable consist of the following:
                                                  DECEMBER 31
                                              -------------------
                                                 1996     1995
                                              --------- ---------
                                                 (IN THOUSANDS)
First mortgage loans:
   One to four-family residential              $376,189 $352,449
   Five or more family residential               20,154   17,591
   Commercial real estate                         9,975   10,028
   Construction, primarily one
     family residential                          18,007   12,007
   Other                                          1,900    1,788
                                                ------- --------
                                                426,225  393,863
Consumer loans:
   Consumer                                      18,179   20,307
   Second mortgage                               59,148   46,528
   Automobile                                    60,339   49,504
                                                ------- --------
                                                137,666  116,339
                                                ------- --------
                                                563,891  510,202
Less:
   Undisbursed loan proceeds                      5,942    6,071
   Allowance for losses on loans                  2,937    2,608
   Unearned loan fees                             1,017      988
                                               -------- --------
                                                  9,896    9,667
                                               -------- --------
                                               $553,995 $500,535
                                               ======== ========

The majority of the Company's lending activity is with borrowers within its primary market area of Northeastern Wisconsin.

Loans serviced for investors were $120,999,358, $123,901,000 and $120,999,000 at December 31, 1996, 1995 and 1994, respectively.

These loans are not reflected in the consolidated financial statements.

Transactions in the allowance for losses on loans are as follows:

                                            Year Ended December 31
                                     -------------------------------
                                      1996        1995         1994
                                     ------      ------       ------
                                              (In Thousands)
Balance at beginning of year          $2,608      $2,400       $2,306
Provisions                               370         240          145
Charge-offs                              (66)        (71)        (147)
Recoveries                                25          39           45
Adjustment to conform pooled
   companies' fiscal year ends                                     51
                                      ------     -------       ------
    BALANCE AT END OF YEAR            $2,937      $2,608       $2,400
                                      ======      ======       ======

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE E--OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized as follows:
                                           DECEMBER 31
                                        -----------------
                                         1996      1995
                                        -------  --------
                                          (IN THOUSANDS)
Land                                    $ 2,117   $ 2,090
Office buildings                          7,177     7,088
Furniture and equipment                   2,822     2,609
Leasehold improvements                       74        74
                                        -------   -------
                                         12,190    11,861
Less allowance for depreciation
  and amortization                        3,840     3,444
                                        -------   -------
                                        $ 8,350   $ 8,417
                                        =======   =======

NOTE F--DEPOSITS

Deposits are summarized as follows:
                                                 DECEMBER 31
                                            -------------------
                                               1996      1995
                                            ---------  --------
                                                (IN THOUSANDS)
Passbook                                    $  57,354  $ 56,969

Negotiable Order
 of Withdrawal accounts:
   Non-interest bearing                        18,010    16,483
   Interest bearing                            36,224    36,908

Variable rate insured money
   market accounts                             50,017    44,886

Certificate accounts:
   2.00% to 3.99%                               1,801        62
   4.00% to 4.99%                              40,720    51,250
   5.00% to 5.99%                             191,536   125,955
    6.00% to 7.99%                             60,283   115,111
    8.00% to 9.99%                                 24        51
                                             --------  --------
                                              294,364   292,429
                                             --------  --------
                                              455,969   447,675
Accrued interest                                2,354     2,279
                                             --------  --------
                                             $458,323  $449,954
                                             ========  ========

Weighted average interest rate                   4.42%     4.56%
                                                 ====      ====

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE F--DEPOSITS--CONTINUED

Aggregate annual maturities of certificate accounts at December 31, 1996 are as follows (in thousands):

Maturities during the twelve months ending
    December 31:
           1997                   $193,095
           1998                     67,528
           1999                     27,666
           2000                      2,754
           2001                      3,321
                                  --------
                                  $294,364
                                  ========

Deposit accounts with balances greater than $100,000 were $37,751,000 and $31,456,000 at December 31, 1996 and 1995, respectively.

NOTE G--BORROWINGS

Borrowings consist of the following:
                                          INTEREST RATE
NOTES                                   AT DECEMBER 31  DECEMBER 31
PAYABLE      MATURITY                   -------------- --------------
 TO            DATE                      1996    1995   1996    1995
------    ------------------            ------  ------ ------  ------
                                                        (IN THOUSANDS)

FHLB      On Deman                                     $17,622
FHLB      April 1, 1996                          6.72%         $ 2,000
FHLB      April 30, 1996                         5.99%           1,000
FHLB      November 20, 1996                      5.65%           5,000
Reverse
repurchase
agreement December 27, 1996               5.65%                  1,000
FHLB      February 16, 1997               5.08%         12,500
FHLB      March 18, 1997                  5.51%          3,000
FHLB      May 20, 1997                    5.71%          2,000
FHLB      May 24, 1997                           6.38%           2,000
Reverse
repurchase
agreement June 20, 1997                   5.50%          1,000
FHLB      July 29, 1997                   5.40%          5,000
FHLB      August 7, 1997                  5.72%          1,900
FHLB      September 15, 1997              6.04%  6.04%   2,000   2,000
Reverse
repurchase
agreement November 1, 1997  5.75%          500
FHLB      November 2, 1997                5.85%  5.85%   3,000   3,000
FHLB      May 27, 1998                    5.74%          5,000
FHLB      June 21, 1998                   6.12%  6.12%   5,000   5,000
FHLB      September 13, 1998              6.18%          3,000
FHLB      October 2, 1998                 6.08%          5,000
FHLB      March 28, 1999                  6.12%          2,000
FHLB      October 16, 1999                6.15%          2,000
FHLB      April 29, 2000                  6.19%          2,700
FHLB      November 12, 2001               6.18%          4,050
                                                       ------- -------
                                                       $77,272 $21,000
                                                       ======= =======

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE G--BORROWINGS--CONTINUED

The Company is required to maintain unencumbered mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the FHLB as collateral. In addition, these advances are collateralized by FHLB stock.

The Company enters into sales of securities under agreements to repurchase (reverse purchase agreements). Fixed-coupon reverse purchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a borrowing in the statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. Reverse repurchase agreements entered into with local municipalities did not require delivery of securities. At December 31, 1996 and 1995, these agreements had a weighted average interest rate of 5.59% and 5.65%, respectively, and mature within one year. At December 31, 1996 and 1995, securities sold under agreements to repurchase involve U.S. government or agency securities with a book value, including accrued interest of $1,510,190 and $1,008,000 and a market value of $1,497,657 and $1,004,000, respectively. Based on the month-end balances, securities sold under agreements to repurchase averaged $1,125,000, $2,500,000 and $1,158,000 during the years ended
December 31, 1996, 1995 and 1994, respectively. The maximum amount outstanding at any month end during the years ended December 31, 1996, 1995 and 1994 was $1,500,000, $2,900,000 and $2,900,000, respectively.


NOTE H--INCOME TAXES

The Savings Bank qualifies under provisions of the Internal Revenue Code that previously permitted it to deduct from taxable income an allowance for bad debts that differs from the provision for such losses charged to income for financial reporting purposes. Such amounts accumulated prior to 1988 are considered permanently deferred and accordingly, no provision for federal income taxes has been made for approximately $15,883,000 of retained income as of December 31, 1996. If the Company no longer qualifies as a bank for tax purposes, income taxes of approximately $6,226,000 would be imposed.

The income tax provision, for the years ended December 31, consists of the following:

                                              1996       1995      1994
                                            -------    -------   --------
                                                    (In Thousands)
Current:
          Federal                            $1,616     $2,163     $2,501
          State                                 324        454        613
                                             ------     ------     ------
                                              1,940      2,617      3,114
Deferred:
          Federal                              (132)        88         62
          State                                 (41)        13         16
                                             ------     ------     ------
                                               (173)       101         78
                                             ------     ------     ------
                                             $1,767     $2,718     $3,192
                                             ======     ======     ======

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE H--INCOME TAXES--CONTINUED

The provision for income taxes, for the years ended December 31, differs from that computed at the federal statutory corporate tax rate as follows:


                                       1996      1995      1994
                                      ------    ------    ------
                                            (In Thousands)

Income before income taxes
 and cumulative effect of
 a change in accounting principle     $5,050     $7,308    $7,390
                                      ======     ======    ======
Income tax expense at federal
  statutory rate of 34%               $1,717     $2,485     $2,513
Increase (decrease) resulting from:
  Nondeductible merger costs                                   157
  Nondeductible reorganization costs                 26
  State income taxes, net of federal
    income tax benefits                  187        310        403
  Other                                 (137)      (103)       119
                                      ------     ------     ------
                                      $1,767     $2,718     $3,192
                                      ======     ======     ======


The components of the Savings Bank's deferred tax assets and liabilities as of December 31 are as follows:

                                              1996       1995
                                            --------   --------
                                               (IN THOUSANDS)
 Deferred tax assets:
         Deferred compensation               $  619     $  557
         Deferred loan fees                     197        199
         Loss reserves                          460        332
         Excess servicing gains                  62         75
         Tax net operating loss carryforwards     5
         Other                                   10          5
                                             ------     ------
           Total deferred tax assets          1,353      1,168

Deferred tax liabilities:
         FHLB stock dividends                   160        141
         Depreciation                           231        257
         Unrealized securities gains            251        204
         Other                                   28          9
                                             ------     ------
           Total deferred tax liabilities       670        611
                                             ------     ------
                                             $  683     $  557
                                             ======     ======

There is no valuation allowance recognized for financial statement purposes at December 31, 1996 or 1995.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE I--STOCKHOLDERS' EQUITY

The Board of Directors of the Company is authorized to issue cumulative preferred stock in series and to establish the relative rights and preferences of each series with respect to rates, redemption rights and prices, conversion terms, voluntary liquidation rights and voting powers. Cumulative preferred stock will rank prior to common stock as to dividend rights and liquidation preferences. Under Wisconsin State law, preferred stockholders are entitled to vote as a separate class or series in certain circumstances, including any amendment which would adversely change the specific terms of such series of stock or which would create or enlarge any class or series ranking prior thereto in rights and preferences (excluding substituting the surviving entity in a merger or consolidation of the Company).

The Savings Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary-- actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under federal capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

As of December 31, 1996, the most recent notification from the Office of Thrift Supervision ("OTS") categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Savings Bank must maintain minimum tangible, core and risk based ratios as set forth in the table. As a state-chartered savings institution, the Savings Bank is also subject to a minimum capital requirement of the State of Wisconsin. Management believes, as of December 31, 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject. There are no conditions or events since that notification that management believes have changed the Savings Bank's category.

The Savings Bank's required and actual capital amounts and ratios are presented in the following table.

                                               REQUIRED     EXCESS ACTUAL
                                              REGULATORY    CAPITAL OVER
                                  ACTUAL        CAPITAL    REGULATORY CAPITAL
                               ------------  -------------  -------------
                               AMOUNT RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                               ------ -----  ------- -----  ------- -----
                                            (DOLLARS IN THOUSANDS)
As of December 31, 1996:
  Tangible Capital            $64,489  10.5% $ 9,204   1.5% $55,285   9.0%
    (to Tangible Assets)
  Core Capital                 64,489  10.5%  18,409   3.0%  46,080   7.5%
    (to Tangible Assets)
  Risk-Based Capital           67,426  17.8%  30,295   8.0%  37,131   9.8%
    (to Risk-Weighted Assets)
  State of Wisconsin Capital   68,754  11.2%  36,915   6.0% 31,839    5.2%
    (to Total Assets)

As of December 31, 1995:
  Tangible Capital             71,317  12.9%   8,282   1.5%  63,035  11.4%
    (to Tangible Assets)
  Core Capital                 71,317  12.9%  16,564   3.0%  54,753   9.9%
    (to Tangible Assets)
  Risk-Based Capital           73,925  21.9%  27,005   8.0%  46,920  13.9%
    (to Risk-Weighted Assets)
  State of Wisconsin Capital   75,187  13.6%  33,208   5.8%  43,363   7.8%
    (to Total Assets)

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE I--STOCKHOLDERS' EQUITY--CONTINUED

Applicable rules and regulations of the OTS impose limitations on dividends by the Savings Bank. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days advance notice. The safe harbor amounts are based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend are permitted to make capital distributions during any calendar year up to the greater of (1) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or (2) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution which does not meet its capital requirement before or after a proposed dividend.

Unlike the Savings Bank, the Company is not subject to these regulatory capital requirements or restrictions on the payment of dividends to its stockholders. However, the source of its future dividends may depend upon dividends from the Savings Bank.

On March 20,1996, the Company began its first stock repurchase program for its common stock to be used for the exercise of stock options. During 1996, the Company purchased 228,467 shares at an average price of $15.82 under this program. A second repurchase program began on October 18, 1996 for up to 219,057 shares to be used for general corporate purposes, including the exercise of stock options under the stock option plans.

NOTE J--EMPLOYEE BENEFIT PLANS

The Savings Bank has a participatory defined contribution 401(k) plan. The plan covers all employees with at least one year of service and who have attained age twenty-one. The Savings Bank will annually contribute three percent of an employee's cash compensation and may fund an additional discretionary dollar amount to the plan. Employees may annually contribute up to 4% of their compensation and the Savings Bank will contribute 50% of the amount of each employee's contribution up to 4%. In addition, each employee may contribute amounts in excess of the 4% limit, up to the lesser of 15% of compensation or federal tax limits, with no Savings Bank participation.

The Savings Bank has an unfunded deferred retirement plan for directors. All members of the Savings Bank's Board of Directors are eligible under the plan. Directors of a predecessor institution and who are members of an advisory board are eligible at the discretion of the Savings Bank. Currently, there are four advisory board members in the plan. The Savings Bank, also has supplemental retirement plans for several of its executives. Total expense relating to these plans for 1996, 1995 and 1994 was $265,000, $256,000 and $349,000,
respectively. The Savings Bank does not, as a policy, offer post retirement benefits other than the plans discussed above.

The Company has elected to continue following Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee and directors' stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" requires the use of option valuation models that were not developed for use in valuing the Company's employee and directors' stock options. Under APB
No. 25, because the exercise price of the Company's employee and directors' stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company has a "1984 Stock Option Plan," "1989 Executive Stock Option Plan," "1989 Directors' Stock Option Plan," a "1989 Stock Option and Incentive Plan," a "1992 Advisory Directors' Stock Option Plan," a "1994 Directors' Stock Option Plan" and a "1994 Executive Stock Plan." The 1984 Stock Option Plan had 240,000 shares of common stock reserved for the grant of incentive stock options or non-qualified stock options to key officers and non-qualified stock options to directors. The plan provided that incentive stock option prices will not be less than the fair market value of the stock at the grant date and non-incentive stock option prices will not be less than 95% nor more than 99% of the fair value of the stock at the grant date.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE J--EMPLOYEE BENEFIT PLANS--CONTINUED

The 1989 Executive Stock Option Plan had 170,000 shares of common stock reserved for executive officers and the 1989 Directors' Stock Option Plan had 70,000 shares of common stock reserved for directors. The executive officers were granted incentive stock options. Since February 1, 1990, directors have been receiving 1,800 non-qualified stock options annually on the first business day of February. The option price for the directors' non-qualified stock options will be equal to the fair value on the date of the grant. Upon a director's retirement, the options become fully vested. All options vest at a maximum of 33 1/3% for each year of completed continuous service from the grant date and expire no later than ten years from the grant date.

The 1989 Stock Option and Incentive Plan was acquired with the merger of Prime Federal and has 23,140 stock options outstanding at December 31, 1996. All options are vested and will expire no later than ten years from date of grant.

The 1992 Advisory Directors' Stock Option Plan had 24,000 shares of common stock reserved for the grant of non-qualified stock options to certain advisory directors. The option price for the 1992 Advisory Directors non-qualified stock options will be equal to the fair market value on the date of the grant. All options vest at the end of one year and expire no later than ten years from the grant date. All options in the 1992 Advisory Directors' Stock Option Plan were granted in 1992.

The 1994 Directors' Stock Option Plan has 70,000 shares of common stock reserved for directors. Directors will receive 1,800 non-qualified stock options on the first business day of February of each year. The option price for the directors' non-qualified stock options will be equal to the fair market value on the date of the grant. All options vest at a maximum of 33 1/3% for each year. Upon a director's retirement, the options become fully vested. Options expire no later than ten years from the grant date.

The 1994 Executive Stock Plan has 380,000 shares of common stock reserved for the grant of incentive stock options, non-qualified stock options, stock appreciation rights ("SARs") or restrictive stock to key executives. The plan provides that incentive stock option prices will not be less than the fair value of the stock at the grant date and non-incentive stock option prices will not be less than 90% of the fair value of the stock at the grant date.

The fair value for these options was estimated at the date of grant of using Black-Scholes option pricing model with the following weighted-average assumptions for both 1996 and 1995, risk-free interest rates of 6.4%; dividend yield of 5%; volatility factors of the expected market price of the Company's common stock of .174; and a weighted-average expected life of the options of 7 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and directors' stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and directors' stock options.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE J--EMPLOYEE BENEFIT PLANS--CONTINUED
For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                           DECEMBER 31
                                   --------------------------
                                      1996             1995
                                   ---------        ---------
                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net income                           $3,283            $4,590
                                     ======            ======
Pro forma net income                 $3,220            $4,560
                                     ======            ======
Pro forma earnings per share          $0.71             $0.98
                                      =====             =====

A summary of stock option transactions for each of the three years ended December 31, 1996 is as follows:

                                       Number        Weighted Average
                                     of Shares        Exercise Price
                                     ----------     ------------------
Balance at January 1, 1994             353,661               $  7.67
         Granted                        36,200                 14.94
         Exercised                     (41,298)                 4.81
                                       -------                ------
Balance at December 31, 1994           348,563                  8.76
         Granted                        54,000                 12.75
         Exercised                     (60,171)                 7.34
         Expired                       (10,600)                14.54
                                       -------                ------
Balance at December 31, 1995           331,792                  9.49
         Granted                        45,800                 15.75
         Exercised                     (69,782)                 9.31
         Expired                        (4,000)                15.75
                                       -------                ------
Balance at December 31, 1996           303,810                $10.39
                                       =======                ======

At December 31, 1996, options for 220,777 shares were exercisable.

Concurrent with the merger the Company approved the termination of Prime Federal's Employee Stock Ownership Plan ("ESOP") and the ESOP was terminated in February of 1995. Participants in the ESOP had the option of receiving their benefits in a lump-sum distribution or rolling them over into the Savings Bank's defined contribution 401(k) plan. For ESOP Plan year ended September 30, 1994, expenses related to the ESOP were $41,700.

NOTE K--COMMITMENTS

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and forward commitments to sell mortgage loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract amounts reflect the extent of involvement the Company has in the particular class of financial instrument. The Company's maximum exposure to credit loss for commitments to extend credit is represented by the contract amount of those instruments. For forward commitments to sell loans, the contract amounts do not represent exposure to credit loss.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE K--COMMITMENTS--CONTINUED

Off-balance sheet financial instruments whose contract amounts represent credit and/or interest rate risk are as follows:


                                                       December 31
                                                  ---------------------
                                                      1996     1995
                                                    -------   -------
                                                      (In Thousands)
Commitments to extend credit:
  Fixed rate (7.375% to 7.875% at
    December 31, 1996)                              $   511    $  394
  Adjustable (6.12 % to 7.62% at
    December 31, 1996)                                 1,983     2,401

Commitments to sell loans
  (7.625% to 8.25% at December 31, 1996)                 974       571

Unused overdraft protection lines
  of credit for checking accounts                      1,476     1,438


Unused equity lines of credit                          12,869   11,979


Unused commercial real estate lines of credit             237      114


Unused credit card lines of credit                      2,636    8,852


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and generally require payment of a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates the credit worthiness of each customer on a case-by-case basis. The Company generally extends credit only on a secured basis. Collateral obtained varies, but consists primarily of one- to four-family residences.

Commitments to extend credit on a fixed rate basis expose the Company to a certain amount of interest rate risk if market rates of interest substantially increase during the commitment period.

Forward commitments to sell mortgage loans represent commitments obtained by the Company from a secondary market agency to purchase mortgages from the Company and place them in a mortgage-related security pool with a defined yield. Commitments to sell loans expose the Company to interest rate risk if market rates of interest decrease during the commitment period. Commitments to sell loans are made to mitigate interest rate risk on the existing loan portfolio and on commitments to extend credit.

The Company neither has any investments in nor is a party to transactions involving derivative investments, except mortgage related securities which represent minimal risk to the Company.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE L--FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement to the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The Company does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is not the intent of the Company to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Company's future earnings or cash flows.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS: The carrying amounts reported in the statements of financial condition for cash and interest-earning deposits approximate those assets' fair values.

    SECURITIES AVAILABLE-FOR-SALE AND HELD TO MATURITY: Fair values for securities available-for-sale and held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    LOANS HELD FOR SALE AND LOANS RECEIVABLE: For variable-rate mortgage loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    ACCRUED INTEREST RECEIVABLE AND PAYABLE: The carrying amounts reported in the statements of financial condition approximate their fair values.

    FEDERAL HOME LOAN BANK STOCK: Fair value for the Federal Home Loan Bank stock is based on its redeemable (carrying) value, as a market for this stock is restricted.

    MORTGAGE SERVICING RIGHTS: The estimated fair value of mortgage servicing rights is determined using discounted cash flow techniques. Expected cash flows are adjusted for estimated future loan prepayments as provided by third-party market sources or as estimated by management using historical prepayment expense.

    DEPOSITS: The fair values disclosed for interest- and non interest-bearing negotiable order of withdrawal accounts, passbook accounts and money market accounts and advances from borrowers for taxes and insurance are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.

    BORROWINGS: The fair values disclosed for borrowings are based on a discounted cash flows basis using current offering rates of like term borrowings.

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES


NOTE L--FAIR VALUES OF FINANCIAL INSTRUMENTS--CONTINUED

    OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Company's off-balance sheet instruments (lending commitments and unused lines of credit) are based on quoted market prices or fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the credit standing of the related counter party. The fair value of these off-balance sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1996.

The carrying amounts and fair values of the Company's financial instruments consist of the following at December 31:
                                       1996                  1995
                                 -----------------    ------------------
                                 CARRYING  FAIR        CARRYING  FAIR
                                  AMOUNT   VALUE        AMOUNT   VALUE
                                 -------- --------     -------  --------
                                   (IN THOUSANDS)        (IN THOUSANDS)

Cash and cash equivalents        $  3,563 $  3,563     $  1,274  $  1,274
                                 ======== ========     ========  ========
Investment and mortgage-related
   securities available-for-sale $  7,472 $  7,472     $  4,991  $  4,991
                                 ======== ========     ========  ========
Investment and mortgage-related
   securities held-to-maturity   $ 25,908 $ 25,880     $ 23,388  $ 23,551
                                 ======== ========     ========  ========
Loans receivable                 $559,464 $555,171     $506,132  $505,861
                                 ======== ========     ========  ========
Accrued interest receivable      $  3,295 $  3,295     $  3,074  $  3,074
                                 ======== ========     ========  ========
Mortgage servicing rights        $    101 $    101
                                 ======== ========
Federal Home Loan Bank stock     $  3,773 $  3,773     $  3,768  $  3,768
                                 ======== ========     ========  ========
Deposits                         $455,969 $416,775     $447,675  $447,693
                                 ======== ========     ========  ========
Accrued interest on deposits     $  2,354 $  2,354     $  2,279  $  2,279
                                 ======== ========     ========  ========
Borrowings                       $ 77,272 $ 77,109     $ 21,000  $ 19,466
                                 ======== ========     ========  ========

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE M--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial condition as of December 31, 1996 and 1995 and the condensed statements of income and cash flows for the two years ended December 31, 1996 should be read in conjunction only with the consolidated financial statements and the notes thereto. The statements of income and cash flows have been presented as if the Company had been formed as of January 1, 1995.


                      STATEMENTS OF FINANCIAL CONDITION
                        FIRST NORTHERN CAPITAL CORP.

                                              DECEMBER 31
                                          ------------------
                                            1996      1995
                                          --------   -------
                                            (IN THOUSANDS)
ASSETS
  Cash                                    $  4,337   $     1
  Equity in net assets of subsidiaries      65,817    72,579
  Other assets                                  74
                                          --------   -------
                                          $ 70,228   $72,580
                                          ========   =======

LIABILITIES
  Other liabilities                       $      4   $     1
                                          --------   -------
  Total Liabilities                              4         1

STOCKHOLDERS' EQUITY
  Common stock                               4,568     4,555
  Additional paid-in capital                14,389    14,590
  Unrealized gain on securities
    available for sale, net of taxes           385       315
  Treasury stock at cost                    (2,853)
  Retained earnings                         53,735    53,119
                                          --------   -------
    Total stockholders' equity              70,224    72,579
                                          --------   -------
                                           $70,228   $72,580
                                          ========   =======

FIRST NORTHERN CAPITAL CORP. AND SUBSIDIARIES

NOTE M--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS--CONTINUED

                            STATEMENTS OF INCOME
                        FIRST NORTHERN CAPITAL CORP.
                                              YEAR ENDED DECEMBER 31
                                              ----------------------
                                                 1996       1995
                                              ---------   --------
                                                   (IN THOUSANDS)
INTEREST INCOME
  Interest-earning deposits                    $   46

NON-INTEREST INCOME
  Equity in net income of Savings Bank          3,373      $4,590

NON-INTEREST EXPENSE
  Compensation                                     13
  Postage                                           4
  Other                                           119
                                              -------     -------
  Total non-interest expense                      136
                                              -------     -------
Income before taxes                             3,283       4,590
Income taxes
                                              -------     -------

NET INCOME                                     $3,283      $4,590
                                              =======      ======


                          STATEMENTS OF CASH FLOWS
                        FIRST NORTHERN CAPITAL CORP.
                                             YEAR ENDED DECEMBER 31
                                             ----------------------
                                               1996           1995
                                             ---------      --------
                                                  (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income                                  $ 3,283     $ 4,590
  Adjustments to reconcile net
   income to cash provided
   (used) by operating activities:
   Less equity in earnings of the Bank        (3,373)     (4,590)
   Increase in other liabilities                   2           1
                                             -------      ------
                  NET CASH PROVIDED (USED)
                   BY OPERATING ACTIVITIES       (88)          1
                                             -------      ------
FINANCING ACTIVITIES:
 Cash dividends received                      10,205
 Cash dividends paid                          (2,667)
 Purchase of treasury stock                   (3,698)
 Retirement of common stock                      (66)
 Proceeds from exercise of stock options         650
                                             -------      ------
NET CASH PROVIDED BY FINANCING ACTIVITIES      4,424
                                             -------      ------
       INCREASE IN CASH AND CASH EQUIVALENTS   4,336           1
Cash and cash equivalents at
 beginning of period                                           1
                                             -------      ------
  CASH AND CASH EQUIVALENTS AT END OF PERIOD $ 4,337     $     1
                                             =======     =======


SUPPLEMENTAL INFORMATION TO THE STATEMENT OF CASH FLOWS:

Investment in subsidiary swapped for shares in
 First Northern Capital Corp.                            $71,859

FIRST NORTHERN CAPITAL COPR.


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS








Board of Directors and Stockholders
First Northern Capital Corp.


We have audited the accompanying consolidated statements of financial condition of First Northern Capital Corp. (the "Company") and subsidiaries as of
December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/Ernst & Young LLP
ERRNST & YOUNG LLP


January 24, 1997
Milwaukee,  Wisconsin